EXHIBIT 99.2

For Immediate Release

HBT Financial, Inc. Initiates Quarterly Cash Dividend of $0.15 per Share and Announces Date of Annual Meeting

Bloomington, IL, January 30, 2020 – HBT Financial, Inc. (NASDAQ: HBT)  (the “Company”), the holding company for Heartland Bank and Trust Company and State Bank of Lincoln, today announced that its Board of Directors has declared a cash dividend on its common stock of $0.15 per share.  The dividend is payable on February 18, 2020 to shareholders of record as of February 10, 2020.

“Our strong and consistent financial performance enables us to initiate a quarterly cash dividend while maintaining sufficient capital to support our organic and acquisitive growth,” said Fred L. Drake, Chairman and Chief Executive Officer of HBT Financial.  “We believe that our quarterly dividend will be an important tool for enhancing the total return that we deliver for shareholders, while helping the Company to efficiently manage its capital.”

The Company’s 2020 annual meeting of shareholders will be held at 10:00 a.m. Central Time, on Thursday, May 21, 2020, at the Company’s office at 405 North Hershey Road, Bloomington, Illinois 61704. The record date for the annual meeting will be March 26, 2020.

About HBT Financial, Inc.

HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company and State Bank of Lincoln. The banks provide a comprehensive suite of business, commercial, wealth management and retail banking products and services to businesses, families and local governments throughout Central and Northeastern Illinois through 64 branches. As of December 31, 2019, HBT had total assets of $3.2 billion, total loans of $2.2 billion, and total deposits of $2.8 billion. HBT is a longstanding Central Illinois company, with banking roots that can be traced back nearly 100 years.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements about the Company’s plans, objectives, future performance, goals and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks relating to acquisitions; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission.  Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such

HBT Financial, Inc.

as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe" or "continue," or similar terminology.  Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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CONTACT:

Matthew Keating

HBTIR@hbtbank.com

(310) 622-8230